CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554 -1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS SECOND QUARTER RESULTS

Q2 2007 Highlights

•	Revenues increased 18.5% to $29.6 million
•	Operating income improved to $5.3 million
•	One-time, non-cash $4.7 million deferred income tax valuation allowance impacted Q2 results
•	Company intends to elect to be taxed under tonnage tax option o Company to conduct conference call tomorrow at 11:00 AM ET

Jacksonville, FL – August 6, 2007 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported financial results for the second quarter ended June 30, 2007 (see attached table) highlighted by a revenue increase of 18.5%, an operating ratio (operating expenses/revenue) of 82.2% and pretax income of $2.9 million, or $0.24 per share. The Company also provides a table below with a complete reconciliation between the difference in actual and pre-tax results per share for the second quarter of 2007 and for the last twelve months.

John D. McCown, Chairman and CEO, said, “We were pleased to see marked improvement in all aspects of our operations in the second quarter, including higher revenues, a stronger operating ratio, and volume increases. It is noteworthy that we turned in this strong performance against a market backdrop within the Puerto Rico lane that is generally being characterized as soft. We now have a more meaningful trailing twelve month period, given that comparisons with the second quarter and first half of 2006 included dry-docking activity that impacted expenses and resulted in various space and cost inefficiencies. We reported pretax income equivalent to $0.85 per share for the last twelve months, which also approximates net income under a tonnage tax regime. I believe the benefits to us going forward from the tonnage tax are significant.”

Mr. McCown continued, “We intend to grow the company and its earnings by extending the benefits of our unique and differentiated system to more current and new shippers. We are looking forward to shortly implementing our previously announced expansion and the commencement of service to the Dominican Republic. Our relative actual performance continues to be the best benchmark in assessing our future capabilities. We have a superior transportation system and platform with a demonstrated competitive advantage, and I believe that our prospects going forward have never been better.”

Trailer Bridge, Inc.	Page 2
August 6, 2007

Company Intends to Elect to Pay Tonnage Tax in Lieu of Federal Income Tax
Trailer Bridge has previously announced that it intends to elect to be taxed under the tonnage tax regime. Substantially all of the Company’s operations qualify for the tonnage tax, which would currently result in an expected total federal income tax expense of approximately sixty five hundred dollars per quarter. When the additional vessel is deployed shortly, this expected amount will increase to seventy two hundred dollars per quarter. The permanent nature of the tonnage tax that will cover existing operations makes it unlikely that the deferred tax asset will be needed or available for federal tax purposes. As a result, Trailer Bridge has taken a valuation allowance of approximately $4.7 million to fully reserve the deferred tax asset applicable to federal income taxes. This is effectively an unwinding of all of the reduction in valuation allowance, except for a small portion applicable to state income taxes, which the Company recorded in the fourth quarter of 2006 prior to a determination that it would elect to pay the tonnage tax. Both the fourth quarter credit and the charge this quarter related to the valuation allowance are non-cash items.

Total revenue for the three months ended June 30, 2007 was $29.6 million, an increase of 18.5% compared to the second quarter of 2006 and an increase of 10.1% sequentially compared to the first quarter of 2007. The increase in revenues compared to both earlier periods was driven by southbound container volume increases of 17.4% and 12.1%, respectively. The average revenue per load for containers moved southbound increased 2.4% in the second quarter from the year earlier period but decreased 0.4% sequentially compared to the first quarter of 2007.

The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the second quarter was 87.7% to Puerto Rico and 24.9% from Puerto Rico compared to 82.9% and 27.1%, respectively, during the second quarter of 2006 and 80.3% and 24.6%, respectively, during the first quarter of 2007. Note that the capacity utilization in the prior year period was based on the smaller actual deployed capacity as a result of the use of a substitute vessel while the roll-on, roll-off vessels were being dry-docked. During the second quarter capacity increased 10.8% southbound and 9.6% northbound compared to the year earlier quarter and was unchanged from the first quarter of 2007.

Trailer Bridge reported operating income of $5.3 million in the second quarter of 2007, as compared with an operating loss of $6.5 million in the second quarter of 2006 and operating income of $3.8 million in the first quarter of 2007. The prior year period included a $9.3 million dry-docking expense.

The Company reported pretax income of $2.9 million, or $0.24 per share, for the second quarter of 2007 compared to a pre-tax loss of $9.0 million, or $0.76 per share in the year earlier period and pre-tax income of $1.3 million, or $0.11 per share, in the first quarter of 2007. Excluding the $9.3 million dry-docking expense in the year earlier period, pretax income this quarter showed a $2.6 million increase. Sequentially compared to the first quarter of 2007, pretax income increased 116.7% from $1.3 million reported in the three month period.

After including a $4.7 million non-cash charge related to increasing the valuation allowance on the deferred tax asset as a direct result of the decision to make the tonnage tax election, the Company reported a net loss for the second quarter of 2007 of $1.9 million compared to a net loss of $9.0 million in the year earlier period. On a per share basis, the net loss this quarter was $0.16 compared to a net loss of $0.76 during the second quarter of 2006.

The table below reconciles the difference between actual net income per share and pretax income per share for both the second quarter and the last twelve months covering the period from July 1, 2006 until June 30, 2007. The Company believes that pretax income per share is a relevant measure because of the decision to be taxed under tonnage tax option, as discussed above. As such, pretax income per share during both the second quarter and the last twelve months approximates what net income per share would be under the tonnage tax regime.

Trailer Bridge, Inc.	Page 3
August 6, 2007

	Three Months Ended June 30, 2007	Twelve Months Ended June 30, 2007
Net Income (Loss)	$(0.16)	$0.87
Income Tax Expense (Benefit)	0.40	(0.02)
Pretax Income	$0.24	$0.85

Financial Position
At June 30, 2007, the Company had cash balances of $9.6 million, working capital of $12.6 million and stockholders equity of approximately $700,000 (see balance sheet attached).

Conference Call
Trailer Bridge will discuss second quarter results in a conference call tomorrow, Tuesday, August 7 at 11:00 AM (Eastern Time). The dial in number is 888-737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26940&c=TRBR&mediakey=FBFB78DC1A298C9966121ABD26DB9342&e=0. The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)
###

Trailer Bridge, Inc.	Page 4
August 6, 2007

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2007	2006	2007	2006
OPERATING REVENUES	29,555,590	24,951,182	56,396,094	50,226,379
OPERATING EXPENSES:
Salaries, wages, and benefits	4,347,827	3,653,911	8,329,482	7,344,522
Rent and purchased transportation	6,666,519	5,881,803	13,017,358	11,653,798
Fuel	3,907,728	3,630,533	7,516,179	7,073,186
Operating and maintenance (exclusive of depreciation & dry-docking
shown separately below)	5,734,173	5,407,744	11,178,906	10,822,313
Dry-Docking	--	9,270,595	4,544	12,392,557
Taxes and licenses	144,078	125,870	187,912	207,054
Insurance and claims	771,836	912,672	1,612,605	1,730,159
Communications and utilities	131,601	136,648	308,054	253,395
Depreciation and amortization	1,336,243	1,320,590	2,712,003	2,640,421
(Gain) Loss on sale of assets	(82)	23,347	51,081	46,079
Other operating expenses	1,258,633	1,119,356	2,461,039	2,103,944

	24,298,556	31,483,069	47,379,163	56,267,428

OPERATING INCOME (LOSS)	5,257,034	(6,531,887)	9,016,931	(6,041,049)
NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,543,289)	(2,584,444)	(5,162,968)	(5,026,518)
Interest income	172,575	121,356	364,401	256,511

INCOME (LOSS) BEFORE (PROVISION) BENEFIT FOR
INCOME TAXES	2,886,320	(8,994,975)	4,218,364	(10,811,056)
(PROVISION) BENEFIT FOR INCOME TAXES	(4,759,999)	118	(4,766,453)	(7,892)

NET LOSS	$(1,873,679)	$(8,994,857)	$(548,089)	$(10,818,948)

PER SHARE AMOUNTS:
NET LOSS PER SHARE BASIC	$(0.16)	$(0.76)	$(0.05)	$(0.92)

NET LOSS PER SHARE DILUTED	$(0.16)	$(0.76)	$(0.05)	$(0.92)

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,851,164	11,780,630	11,863,519	11,779,944

SHARES OUTSTANDING DILUTED	11,851,164	11,780,630	11,863,519	11,779,944

Trailer Bridge, Inc.	Page 5
August 6, 2007

TRAILER BRIDGE, INC.
BALANCE SHEET
(Unaudited)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,607,936	$6,909,885
Trade receivables, less allowance for doubtful
accounts of $1,148,980 and $864,875	15,492,946	16,076,170
Other receivables	6,557	7,027
Prepaid expenses	1,079,536	1,630,375
Deferred income taxes, net	208,907	4,975,360

Total current assets	26,395,882	29,598,817
Property and equipment, net	82,344,923	79,966,635
Other assets	8,676,838	8,638,226

TOTAL ASSETS	$117,417,643	$118,203,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,197,285	$5,444,805
Accrued liabilities	5,996,145	5,647,988
Unearned revenue	892,220	565,194
Current portion of long-term debt	1,235,450	1,208,902
Current portion of due to affiliates	471,640	888,133

Total current liabilities	13,792,740	13,755,022
Long-term debt, less current portion	102,928,384	103,505,941

TOTAL LIABILITIES	116,721,124	117,260,963

Commitments and Contingencies	--	--
Stockholders' Equity:
Preferred stock Series $.01 par value, 1,000,000, shares authorized;
no shares issued or outstanding	--	--
Common stock, $.01 par value, 20,000,000 shares
authorized; 11,909,260 and 11,787,787 shares issued and
outstanding	119,093	117,878
Additional paid-in capital	52,658,030	52,357,352
Deficit	(52,080,604)	(51,532,515)

TOTAL STOCKHOLDERS' EQUITY	696,519	942,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$117,417,643	$118,203,678